EXHIBIT 23.2

KPMG LLP
Chartered Accountants	Telephone (403) 691-8000
2700-205 5 Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoGlobal Resources Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 28, 2012 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and a deficit accumulated during the development stage, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Calgary, Canada
April 5, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP